EXHIBIT 21

                       SUBSIDIARIES OF ELECSYS CORPORATION

Subsidiaries                                             State of Incorporation

DCI, Inc.                                                        Kansas

NTG, Inc.                                                        Kansas

Radix Corporation                                                Kansas

Airport Systems International, Inc.                              Kansas